EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Fidelity Income Fund: Fidelity Advisor Mortgage Securities Fund, of our report dated September 18, 1997 on the financial statements and financial highlights included in the July 31, 1997 Annual Report to Shareholders of Fidelity Advisor Mortgage Securities Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse L.L.P.
Price Waterhouse L.L.P.
Boston, Massachusetts
October 27, 1997